The American Funds Income Series
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$50,882
Class B	$677
Class C	$2,279
Class F1	$2,298
Class F2	$890
Total	$57,026
Class 529-A	$2,149
Class 529-B	$45
Class 529-C	$349
Class 529-E	$101
Class 529-F1	$155
Class R-1	$88
Class R-2	$1,005
Class R-3	$1,788
Class R-4	$2,418
Class R-5	$2,283
Class R-6	$13,443
Total	$23,824

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1780
Class B	$0.0704
Class C	$0.0632
Class F1	$0.1776
Class F2	$0.2126
Class 529-A	$0.1655
Class 529-B	$0.0518
Class 529-C	$0.0532
Class 529-E	$0.1289
Class 529-F1	$0.1975
Class R-1	$0.0654
Class R-2	$0.0663
Class R-3	$0.1273
Class R-4	$0.1765
Class R-5	$0.2196
Class R-6	$0.2270

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	290,231
Class B	7,507
Class C	36,644
Class F1	13,660
Class F2	4,313
Total	352,355
Class 529-A	13,807
Class 529-B	706
Class 529-C	6,851
Class 529-E	870
Class 529-F1	861
Class R-1	1,326
Class R-2	15,304
Class R-3	14,607
Class R-4	14,090
Class R-5	11,656
Class R-6	69,204
Total	149,282

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.63
Class B	$14.63
Class C	$14.63
Class F1	$14.63
Class F2	$14.63
Class 529-A	$14.63
Class 529-B	$14.63
Class 529-C	$14.63
Class 529-E	$14.63
Class 529-F1	$14.63
Class R-1	$14.63
Class R-2	$14.63
Class R-3	$14.63
Class R-4	$14.63
Class R-5	$14.63
Class R-6	$14.63